EXHIBIT 10.1

SECURED PROMISSORY NOTE

$2,600,000 March 23, 2006

FOR VALUE RECEIVED, XYBERNAUT CORPORATION, a Delaware corporation, and XYBERNAUT SOLUTIONS, INC., a Virginia corporation, debtors and chapter 11 debtors-in-possession (together, “Borrowers”) (Case No. 05-12801), hereby unconditionally and jointly and severally promise to pay to the order of EAST RIVER CAPITAL LLC, a Delaware limited liability company (“Holder” or “Lender””), in lawful money of the United States of America and in immediately available funds, the lesser of (i) the principal sum of Two Million Six Hundred Thousand Dollars ($2,600,000) (the “Commitment Amount”) and (ii) the aggregate unpaid principal amount of all loans made by or through Holder to Borrowers pursuant to this Note (the “Loans”), together with interest accrued thereon as herein provided and all premiums, fees and expenses and other amounts payable hereunder (the “Obligations”). The Lender may increase the Commitment Amount up to an amount not to exceed Three Million Two Hundred Thousand Dollars ($3,200,000) upon mutual written agreement of the Lender and Borrowers, and with the consent of the Official Committee of Unsecured Creditors appointed in the bankruptcy cases (the “Case") of Borrowers.

This Promissory Note (this “Note”) is the Note referred to in and is executed and delivered in connection with that certain Security Agreement dated as of March 23, 2006, by and between Borrowers and Holder (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”), a copy of which is attached hereto as Exhibit A. Additional rights of Holder are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.

1. Borrowings. Upon the terms and conditions set forth herein, Holder agrees to make Loans from time to time in amounts upon the written request of Borrowers on and after the date hereof until 30 days before the Maturity Date in an aggregate principal amount not to exceed the Commitment Amount on the terms and conditions set forth herein. Borrowers shall provide such written request (a “Loan Request”), together with telephonic notice thereof, to Holder on or before 12:00 noon at least three (3) business days prior to the requested date of such borrowing. Amounts repaid hereunder may not be reborrowed. Each request must be in a minimum amount of $50,000 and, if greater, shall be in integral multiples of $10,000.

2.	Repayment. Except for those Obligations payable on an earlier date, the Obligations shall be due and payable in full on September 1, 2006 (the “Maturity Date”).

3.	Interest. The outstanding principal balance of this Note shall not bear interest except for default interest under section 5 hereof.

4. Place of Payment. All amounts payable hereunder shall be payable by wire transfer to Holder in accordance with wire transfer instructions to be separately provided to Borrowers in writing, unless another manner of payment shall be specified in writing by Holder.

5. Application of Payments, Default Rate. Payment on this Note shall be applied first to accrued interest, if any, second, to the Premium (as defined below), third, to fees and expenses of the Lender, and thereafter to the outstanding principal balance hereof. Any amount outstanding on the Obligations hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate per annum (computed on the basis of a 360-day year, actual days elapsed) of fifteen percent (15.0%) from the date due until the date of payment.

6.	Security. The full amount of the Obligations are secured by the Collateral identified and described as security therefor in the Security Agreement executed by and delivered by Borrowers. Borrowers shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

7.	Use of Proceeds. Borrowers covenant that the Loans shall be used solely as follows: repayment of outstanding advances, fees and expenses payable under the debtor-in-possession financing facility with LC Capital Master Fund, Ltd. (“LC Fund”) approved by the Court in October, 2005 (the “LC Fund DIP Facility”) in an amount up to Five Hundred Fifty Thousand Dollars ($550,000), establishment of the Escrow Accounts as provided in Section 8 hereof, working capital needs, general corporate purposes, the costs and expenses associated with the Case, and payment of fees and expenses of Lender payable hereunder.

8.	Escrow Accounts. The initial Loans shall be used to establish an escrow account (the “Lender Escrow") in the amount of Four Hundred Thousand Dollars ($400,000) for the benefit of Lender, which amount may be later reduced to an amount not less than $200,000 upon mutual written consent of the Lender and the Borrowers. The funds deposited in the Lender Escrow may be used, at the Lender’s option and in accordance with instruction by the Lender to the Escrow Agent (as such term is defined in the Escrow Agreement substantially in the form annexed hereto as Exhibit B (the “Escrow Agreement")), for payment to the Lender of the Obligations, including, without limitation, fees and expenses of the Lender, that are due and payable under this Note and have not been paid by the Borrowers. The subsequent Loans shall be used (a) to establish an escrow account (the “Professionals Escrow") in the amount of Five Hundred Thousand Dollars ($500,000), and (b) to increase the Lender Escrow to the total amount of Six Hundred Thousand Dollars ($600,000). The funds deposited in the Professionals Escrow may be used, in accordance with the instructions of the Borrowers and as long as the Borrowers are not in default as of the date of payment of such funds, for payment of administrative claims for professional fees and expenses incurred in the Case that have been allowed and authorized by the Bankruptcy Court. Upon the occurrence and during the continuance of an Event of Default hereunder, (a) the funds deposited in the Professionals Escrow may not be used for payment of professional fees and expenses and the Borrowers may not instruct the Escrow Agent as to the disposition of any funds in the Professionals Escrow, and (b) the funds deposited in the Professionals Account may be used, at the Lender’s option and in accordance with instruction by the Lender to the Escrow Agent, for payment to the Lender of the Obligations, including, without limitation, fees and expenses of the Lender, that are due and payable under this Note and have not been paid by the Borrowers. Each of the escrow accounts (collectively, the “Escrow Accounts”) shall be governed by and subject to the terms and conditions of this Note and the Escrow Agreement.

9.	Premium. Holder shall have earned and shall be paid hereunder an additional amount (the “Premium”) equal to the greater of (a) One Million Two Hundred Thousand Dollars ($1,200,000) and (b) 62.5% (sixty-two and one-half percent) of each dollar advanced hereunder. The Premium is earned upon advance of any Initial Loan and paid when principal becomes due hereunder or when all or any amount of the Loans is repaid.

10.	Fees and Expenses. Borrowers shall pay Lender a monthly administration fee of Five Thousand Dollars ($5,000), which shall be due and payable on the first day of each month. In addition, Borrowers shall pay for all costs and expenses incurred by Lender in connection with the Loans, the Loan Documents, and the enforcement of rights and remedies under the Loan Documents, including, without limitation, reasonable attorneys’ and financial advisor’s fees and expenses. All reasonable expenses incurred by Lender, including but not limited to attorneys’ fees and expenses for purposes of preparing, negotiating, drafting, executing, delivering, closing, administrating or obtaining final approval of the Loan Documents, shall be payable by Borrowers upon demand without the need for an order of the Court ordering such payment.

11.	Collateral Sales. Borrowers are presently engaged in and will continue to engage in efforts to sell Collateral (particularly, Collateral consisting of intellectual property identified on Exhibit 2 to the Security Agreement). The proceeds of the sale or other disposition of Collateral (including the sale or other disposition of property, whether directly or indirectly and including by way of a sale of Borrowers’ business (including by way of a section 363 sale as part of a chapter 11 plan(s)), that had been included in the Collateral (even if the Loans have been repaid) (subject only to the final sentence of this Section 11), net only of the expenses directly attributable (excluding any commission, incentive or similar fee payable to broker or investment bankers to such sale or disposition) (“Collateral Proceeds”), shall upon Borrowers’ receipt be paid as follows: (a) eighty-five percent (85%) to Holder to reduce the Obligations, and (b) fifteen percent (15%) to LC Fund for a period of one year following confirmation of a plan of reorganization for the Borrowers or until such earlier date established by an order of the Bankruptcy Court, and thereafter one hundred percent (100%) to Holder; provided, however, that in the event that the Final DIP Order eliminates and extinguishes any obligation of the Borrowers to LC Fund under the LC Fund DIP Facility, then one hundred percent (100%) of the Collateral Proceeds shall be paid to Holder. For the avoidance of doubt, while no Event of Default exists, Collateral consisting of accounts receivable and inventory created in the ordinary course of business may be used by Borrowers in the ordinary course of their business.

12.	Existing Ownership. Borrowers shall not without the prior express written consent of Lender (i) issue any capital stock, (ii) cancel any authorized stock, or (iii) alter existing shareholder structure, or take any other action, so as to further or cause an ownership change within the meaning of section 382 of the Internal Revenue Code. Upon acquiring information or knowledge that any person or entity may take action to become a “5% shareholder” within the meaning of section 382 of the Internal Revenue Code, Borrowers shall immediately advise Lender of such circumstance, shall consult in good faith with Lender as to any commercially reasonable actions that Borrowers may take to prevent such person or entity becoming a “5% shareholder,” and shall take any and all such commercially reasonable actions mutually agreed upon with Lender.

13.	Sales Process/Plan Milestones. Borrowers covenant to use their best efforts to cause the events set forth on Exhibit C to occur by the dates indicated thereon (the “Milestones”).

14.	Board of Director Meetings. Borrowers shall provide Holder with reasonable prior notice of all meetings (including telephonic meetings) of the boards of directors of Borrowers, and permit an authorized representative of Holder to attend and observe all such meetings.

15.	Access to Books and Records. Borrowers shall permit any authorized representative of Lender to inspect any of their properties and books and records, including financial and accounting records, and to make copies and take extracts therefrom, all upon reasonable notice at such reasonable times and as often as may be reasonably requested; provided that Lender shall not unreasonably interfere with the Borrowers’ operations.

16.	Conditions Precedent. Holder’s obligation to make the initial and each successive Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a)	Interim and Final Orders. The Court shall have issued the Financing Orders satisfactory to Lender, including the Interim DIP Order and Final DIP Order, (1) approving the terms of this Promissory Note, authorizing the transactions contemplated hereby and by the Security Agreement, and granting Holder perfected, valid, and enforceable first priority Liens and security interests upon all real and personal property, including intellectual property, of Borrowers, all senior to any existing Liens and security interests other than (x) those Liens and encumbrances not exceeding $100,000 in the aggregate and scheduled on Exhibit 3 to the Security Agreement (“Permitted Liens"), and (y) except as provided otherwise in the Final DIP Order, a shared Lien pari passu with LC Fund in the ratio of fifteen percent (15%) to secure the “Secured Obligations” to LC Fund under the LC Fund DIP Facility, and eighty-five percent (85%) to secure the Obligations to the Holder, and all on terms and conditions acceptable to Holder; (2) granting Holder a superpriority administrative expense claim in the amount of the Obligations, with priority over all administrative expenses, priority and unsecured claims against Borrowers now existing or hereafter arising, of any kind or nature whatsoever; (3) prohibiting any liens that would be senior to or pari passu with the Liens securing the Obligations (except as permitted under this Note and the Security Agreement); (4) authorizing and directing Borrowers to pay Holder’s fees and expenses in connection with or payable under this Note and the Security Agreement; (5) providing that Holder is entitled to all of the protections and benefits of Section 364(e) of the Bankruptcy Code; and (6) containing such other terms and conditions as Holder may determine. Such Financing Orders shall be in full force and effect and shall not have been amended, stayed or vacated. The Financing Orders or a separate order of the Court shall provide that portions of this Note and motions related hereto that describe the Milestones shall be filed under seal, although such information shall be available to the committees appointed under Section 1102 of the Bankruptcy Code and the Office of the United States Trustee.

(b)	Initial Loans. Upon entry of the Interim DIP Order, subject to the terms and conditions herein, Borrowers may borrow initial Loans (“Initial Loans") in an amount not to exceed One Million Nine Hundred Thousand Dollars ($1,900,000). Prior to entry of the Final DIP Order, the Loans shall not exceed One Million Nine Hundred Thousand Dollars ($1,900,000) in the aggregate.

(c)	Loan Documents. Borrowers shall have executed and delivered to Holder this Note, the Escrow Agreement, the Security Agreement, such other documents necessary to grant to Holder a perfected first priority security interest in and lien on the Collateral, and such other documents, instruments and agreements reasonably requested by Holder, all in form and substance satisfactory to Holder.

(d)	Subsequent Loans. Upon entry of the Final DIP Order which shall provide, among other things, that Borrowers have no further obligations to LC Fund under the LC Fund DIP Financing Facility, and subject to the terms and conditions herein, Borrowers may borrow subsequent Loans in an amount, together with the Initial Loans advanced, not to exceed the Commitment Amount. As a condition to borrowing subsequent Loans, the Borrowers and each of the directors of the Borrowers shall have executed and deposited into escrow any and all documents, in form and substance satisfactory to Lender, reasonably requested by Lender to confirm that they will comply with their respective obligations under Section 23.

(e)	Collateral Value/Appraisals. Borrowers have delivered to Holder the Intellectual Asset Valuation Report, dated June 27, 2005, prepared by IPI Innovations Financial Services, Inc. (“IPI”) that values the Collateral consisting of the intellectual property identified on Exhibit 2 to the Security Agreement (the “IPI Valuation”), demonstrating that the Collateral supports repayment of the Obligations. IPI has not withdrawn or modified or disavowed the IPI Valuation. IPI’s engagement with the Borrowers for other matters has been terminated.

(f)	No Defaults. No Default or Event of Default shall have occurred and be continuing or would result from the proposed borrowing.

(g)	Due Authorization. Borrowers shall have provided to Lender evidence satisfactory to Lender in its discretion of due authorization to enter into the Note, the Security Agreement and the Escrow Agreement and perform all obligations hereunder and thereunder.

(h)	Representations and Warranties. All representations and warranties contained herein, in the Security Agreement or in the Escrow Agreement shall be true and correct on and as of the date of such borrowing (or if such representation or warranty expressly relates to an earlier date, then as of such earlier date).

(i)	Fees and Expenses Paid. Holder’s fees and expenses (including attorneys’ and financial advisor’s fees) incurred to date shall have been paid in full in cash.

17.	Default. Each of the following events shall be an “Event of Default” hereunder:

(a)	Borrowers fail to pay timely any principal amount when due under this Note on the date the same becomes due and payable or any other amounts due under this Note on the date the same becomes due and payable;

(b)	Borrowers shall fail to pay or reimburse when due, or if there is no specified due date, upon demand, any other amounts owed to Lender under this Note;

(c)	A breach by either Borrower of any covenant, agreement, representation or warranty under this Note, the Security Agreement, the Escrow Agreement or any Financing Order;

(d)	Any challenge in a legal proceeding to the validity or enforceability of this Note, the Security Agreement, the Escrow Agreement, or any Financing Order or any term hereunder or thereunder;

(e)	Reversal, modification, rescission, amendment or vacating of any Financing Order;

(f)	An “Event of Default” has occurred and is continuing under and as defined in the Security Agreement;

(g)	Failure of the Borrowers to meet any of the Milestones;

(h)	Failure of the Borrowers to fund any of the Escrow Accounts in accordance with Section 8 hereof and the Escrow Agreement;

(i)	Failure of the Borrowers or any of the directors of the Borrowers to comply with their respective obligations under Section 23.

(j)	The filing of any motion to approve a sale of all or a substantial portion of either Borrower’s assets, unless the Holder consents or the motion is accompanied by a Bona Fide Offer for such assets that would yield sufficient proceeds to pay the Obligations in full (including, for the avoidance of doubt, the Premium);

(k)	The filing of any plan(s) of reorganization for either Borrower which does not provide for the payment in cash in full of the Obligations on or before the Maturity Date;

(l)	Dismissal of the Case, conversion of the Case to a chapter 7 liquidation or the appointment of a trustee or an examiner in the Case with expanded powers;

(m)	The occurrence of a material adverse change in (1) the condition or business prospects (financial or otherwise) of Borrowers, taken as a whole, since the date of this Note, or (2) the value or salability of the Collateral such that the aggregate value of the intellectual property identified on Exhibit 2 to the Security Agreement may be less than $10 million;

(n)	Either Borrower taking any action before the Court contrary to Lender’s rights under the Note, the Security Agreement, the Escrow Agreement or any Financing Order;

(o)	Borrowers shall use the proceeds of the Loans in a manner not provided for under Section 7 hereof; and

(p)	The filing of a motion to approve post-petition financing that will be secured by Liens on the Collateral that are equal or senior to the Liens granted to Holder in connection herewith.

Upon the occurrence of an Event of Default hereunder, but subject to the terms of the Financing Orders, all unpaid principal, accrued interest, Premium, and other amounts owing hereunder shall, at the option of Holder, be immediately due, payable and collectible by Holder pursuant to applicable law and the commitments hereunder terminated, and Holder may exercise all rights and remedies under this Note, the Security Agreement, the Escrow Agreement and applicable law. Upon an Event of Default, if after five (5) days written notice from Holder the default has not been cured, Borrowers consent to the immediate modification of the automatic stay of Section 362 of the Bankruptcy Code to the extent necessary to permit Holder to exercise all rights and remedies under this Note, the Security Agreement, the Escrow Agreement and applicable law.

18.	Representations and Warranties of Borrowers. Each Borrower hereby represents and warrants to the Holder that:

(a)	Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b)	Authorization. The execution, delivery and performance by Borrower of this Note, the Security Agreement and the Escrow Agreement are within Borrower’s corporate power; have been duly authorized by all necessary or proper corporate action and, on the date of initial funding of the Loan hereunder and on each subsequent funding date, will be authorized by a Financing Order which remains in full force and effect and has not been amended, stayed or vacated; will not violate any applicable law; does not require the consent or approval of any governmental authority or any other person (other than entry of the applicable Financing Order) and except such consents as have been obtained.

(c)	Valid Obligation. This Note, Security Agreement and the Escrow Agreement constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

(d)	Non-contravention of Other Instruments. Borrower is not in violation or default (i) of any provision of its Certificate of Incorporation or Bylaws, or (ii) in any material respect of any post-petition instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound which violation or default would have a material adverse effect on Borrower or its subsidiaries, taken as a whole. The execution, delivery and performance of this Note, the Security Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such post-petition provision, instrument, judgment, order, writ, decree or contract (including but not limited to any credit agreements, guaranties or debt related agreements to which Borrower or any affiliate of Borrower may be a party) or an event that results in the creation of any lien, charge or encumbrance upon any assets of Borrower or its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Borrower, its business or operations or any of its assets or properties.

(e)	Title to Collateral. Except as expressly provided otherwise in the Security Agreement, all assets and property of Borrower are included in the Collateral. Borrower owns and holds good and marketable title to the assets and property, including, without limitation, intangible property and contract rights (including without limitation the intellectual property identified on Exhibit 2 to the Security Agreement), constituting the Collateral and that there are no liens, claims or encumbrances on the Collateral other than those consisting of Permitted Liens and with respect to the intellectual property identified on Exhibit 2 to the Security Agreement, other than the licenses, assignments or other transfers of rights or interests, covenants not to sue, or adverse claims, with respect to such property (“Adverse Interests”) that are identified as Permitted Liens, there are no Adverse Interests, and any maintenance fees with respect to such property are current.

(f)	Balance Sheets. The balance sheets attached as Exhibit D hereto (as of January 31, 2006 for each Borrower) in all material respects fairly represent the assets and liabilities of Borrowers as of the dates set forth therein.

19.	Waiver. Borrowers waive presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection w hen incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

20.	Indemnification. Borrowers hereby indemnify Holder for any fees, costs and expenses (including counsel and financial advisor fees and expenses) incurred in connection with this Note, the other Loan Documents, and any order approving same, other than fees, costs and expenses arising directly as a result of Holder’s gross negligence or willful misconduct.

21.	Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction, except to the extent governed by the Bankruptcy Code.

22.	Successors and Assigns. The provisions of this Note and the Security Agreement shall inure to the benefit of and be binding on any successor to Borrowers and to any successor or assign of Holder.

23.	Issuance of Stock; Reconstitution of Boards of Directors. If the Borrowers fail to pay the Obligations in full on or prior to the Maturity Date, (for purposes of this Section 23, a “Section 23 Default”) then, at the option of Lender and to the extent permitted by applicable law: (a) Borrowers shall pay Lender the sum of Four Hundred Thousand Dollars ($400,000) as a late payment fee, (b) each Borrower shall issue to Holder, for the sum of Four Hundred Thousand Dollars ($400,000), payable by setoff against the Obligations owed to the Lender hereunder, all authorized unissued shares of common stock of such Borrower, legally available for issuance, and/or (c) each Borrower shall, pursuant to (i) the Financing Orders and (ii) Section 303 of the General Corporation Law of the State of Delaware, 8 Del. C. § 303 (“Section 303”), reconstitute its board of directors (including, if necessary, name, constitute or appoint directors in place of or in addition to all or some of the directors then in office) so that the majority of the board of directors of each Borrower is satisfactory to Lender in its sole and absolute discretion; provided, however, that in the event that at the Maturity Date the Borrowers are then parties to one or more existing contracts with a credible buyer(s) with respect to a Bona Fide Offer(s) that will provide funds to Borrowers in an aggregate amount sufficient to enable Borrowers to repay the Obligations in full within thirty (30) days after the Maturity Date, the issuance of stock and reconstitution of the boards of directors provided for in this Section 23 shall not occur unless and until Borrowers fail to pay the Obligations in full on or before thirty (30) days after the Maturity Date; provided, further, however, that the issuance of stock and reconstitution of the boards of directors pursuant hereto shall not be deemed to satisfy Borrowers’ obligation to repay the Obligations, which shall remain in effect under this Note. Borrowers further agree that, to the fullest extent permitted by applicable law: (a) if all of the current directors choose to resign from their positions on the boards of directors before reconstitution of the boards of directors pursuant hereto, prior to such resignations becoming effective the Borrowers shall, pursuant to (i) the Financing Orders and (ii) Section 303, appoint the Chief Executive Officer as a director to serve in such capacity upon the resignations of such directors, and (b) the Borrowers shall cooperate in good faith with Lender and take any and all actions necessary to facilitate the actions contemplated by this Section 23, including, without limitation, as a condition precedent to any subsequent Loans the execution and deposit into escrow by the Borrowers and directors of any and all documents, in form and substance satisfactory to Lender, reasonably requested by Lender to confirm that they will comply with their respective obligations under this Section 23.

24.	Warrants. Holder shall receive warrants for the right to purchase 5% of the capital stock of Borrowers, as reorganized under a chapter 11 plan, on a fully diluted basis at nominal cost, subject to anti-dilution protection; provided that to the extent that the Commitment Amount is increased above Two Million Six Hundred Thousand Dollars ($2,600,000), Holder shall receive additional warrants for an additional 1.3% of such capital stock. In addition, Holder shall have the right to participate in any rights offering for the stock of Borrowers by having the option to purchase any unsubscribed stock. For such period of time as Holder holds warrants or stock of Borrowers, Holder shall have the right to appoint, at its election, a member of, or observer to, the board of directors of each reorganized Borrower.

25.	Assignments and Participations. Borrowers agree and acknowledge that the Lender has the right to sell participations in any of the Loans and assign its rights and interests hereunder to third parties. Borrowers hereby consent to the sale by Lenders of participations in the Loans.

26.	Payment Procedures. Payments of principal and interest on this Note shall be made to the Holder at its principal office in New York City, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt. If any payment of principal or interest on this Note shall become due on a day that is not a business day, such payment shall be made on the next succeeding day that is a business day.

27.	Press Releases. Borrowers will not use Holder’s or its affiliates’ name(s) in any press release without Holder’s prior written consent.

28.	Effectiveness. This Note shall not become effective, shall not bind the Borrowers, and shall be null and void unless and until, (a) on or before 5:00 p.m., eastern standard time, on March 20, 2006, the Borrowers execute this Note and the Security Agreement, and, in addition, (b) on or before 5:00 p.m., eastern standard time, on March 23, 2006, the Interim DIP Order, in form and substance satisfactory to Holder, has been entered by the Court and is in full force and effect.

BORROWERS	XYBERNAUT CORPORATION
XYBERNAUT SOLUTIONS, INC.
By:/s/ Perry L. Nolen

Name: Perry L. Nolen

Title: President & CEO

HOLDER	EAST RIVER CAPITAL LLC

By:/s/ James A. Coyne
Name: James A. Coyne
Title: Manager, East River LLC

Security AgreementEXHIBIT B

Escrow Agreement
EXHIBIT C

[CONFIDENTIAL]

1 Confidential Treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.EXHIBIT
D

Balance Sheets

Xybernaut Corporation Balance Statement – January 31, 2006

ASSETS

Current assets:
Cash In Banks	(71,415)
Petty Cash	300
Restricted Cash	—
Pre Petiton Accounts receivable	94,678
Post Petiton Accounts receivable	146,815
Less AR — Other, Reserve, Contra	(498,063)
Inventory	2,009,118
Prepaid and other current assets	740,595
DTDF — Japan	680,099
DTDF — GmbH	12,533,177
DTDF — Gmbh R&D	4,820,238
DTDF — China	286,197
DTDF — XSI	(1,085,757)
DTDF — Korea	293,924
DTDF — RESERVE	(18,000,000)
Total current assets		1,949,907

Fixed assets:
Property and equipment	2,149,704
Less: accumulated depreciation	-2,009,591
Total fixed assets		140,113

Other assets:
Investment in subsidiaries	605,584
Patents, net	679,778
Trademarks, net	23,103
Tooling, net	—
Other	213,350
Total other assets		1,521,816

TOTAL ASSETS		3,611,836

Period Ending January 2006 Balance Statement Page 2

LIABILITIES AND EQUITY
Post-Petition Liabilities
Accounts Payable	161,692
Accrued DIP Loan Payable	297,246
Accrued restructuring costs
Deferred Product and Warranty Revenue	170,490
Accrued Professional fees	1,603,365
Accrued Purchases	82,858
Salaries/Commissions Payable	155,959
Total Post Petition Liabilities	2,471,610

Pre-Petition Liabilities
Priority Claims	105,810
Secured Debts	—
Unsecured Debt	1,602,425
Accrued expenses	324,020
Total Pre Petition Liabilities	2,032,255

Total liabilities		4,503,865

Stockholders’ equity:
Common stock	1,946,209
Additional paid-in capital	183,745,591
Cumulative translation adjustment	38,695
Accumulated other comprehensive income (XSI)	37,130
Retained earnings, beginning	(171,411,927)
Current Retained Earnings — Pre Petition	(10,953,998)
Current Retained Earnings — Post Petition	(4,293,729)
Total stockholders’ equity		(892,029)

TOTAL LIABILITIES AND EQUITY		3,611,836

XYBERNAUT SOLUTIONS, INC. — BALANCE SHEET
As of January 31, 2006

Current Assets Cash		95,289.58
Pre-Petition Accounts Receivable		34,982.37
Post-Petition Accounts Receivable		386,765.52
Receivables from Officers		0.00
Employees, Affiliates		0.00
Note Receivables		0.00
Inventory		0.00
Other Current Assets:
Due to / From Xybernaut		1,085,756.62
Unbilled Accounts Receivable		313,209.35
Prepaid Other		6,458.33
Accounts Receivable Other XSI		0.00
Employee Advances		0.00
Total Current Assets			1,922,461.77
Fixed Assets Land		0.00
Buildings		0.00
Equipment, Furniture & Fixtures		230,769.84
Less Accumulated Depreciation		(161,224.05)
Total Fixed Assets			69,545.79
Other Assets Retainage		32,838.00
Deposits		6,750.10
Total Other Assets			39,588.10
Total Assets			2,031,595.66
Post-Petition Liabilities Accounts Payable		203,412.44
Salaries Payable		76,290.12
Accounts Payable -Other		2,844.94
Commissions Payable		8,194.19
Accrued Vacation		33,808.08
Accrued Rent & Storage		0.00
Taxes Payable		0.00
Accrued Interest		0.00
Deferred Revenue		153,472.52
Total Post-Petition Liabilities			478,022.29
Pre-Petition Liabilities Priority Claims		21,888.15
Secured Debts		0.00
Unsecured Debtor		19,319.49
Total Pre-Petition Liabilities			41,207.64
Owners Equity (Deficit) Capital Stock or Owner Investment		15,849.68
Paid In Capital Surplus		605,059.88
Retained Earnings (Deficit) Pre-Petition		732,590.92
Post-Petition		158,865.25
Total Owners Equity			1,512,365.73
Total Liabilities and Owner’s Equity	2,031,595.66